UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 8, 2016

Patterson-UTI Energy, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-22664	75-2504758
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

450 Gears Road, Suite 500 Houston, Texas	77067
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 765-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2016, Patterson-UTI Energy, Inc. (the “Company”), entered into Amendment No. 2 to Credit Agreement (the “Amendment”), which amends the Credit Agreement, dated as of September 27, 2012, as amended by Amendment No. 1 to Credit Agreement dated as of January 9, 2015 (the “Credit Agreement”), among the Company, Wells Fargo Bank, N.A., as administrative agent, the issuer of letters of credit and swing line lender and each other lender party thereto.

The Amendment, among other things:

•	extends the maturity date of $357.9 million in revolving credit commitments of certain lenders to March 27, 2019;

•	reduces the letter of credit sub-facility to $50 million and reduces the swing line sub-facility to $20 million;

•	provides that borrowings under the Credit Agreement will be subject to a borrowing base calculated by reference to the Company’s and certain of its subsidiaries’ eligible equipment, inventory, accounts receivable and unencumbered cash as described in the Amendment;

•	amends the debt to capitalization ratio covenant to decrease the maximum permitted ratio to 40%;

•	decreases the permitted amount of certain secured indebtedness of the Company and its subsidiaries and decreases the permitted amount of certain unsecured indebtedness of the Company’s subsidiaries;

•	revises the limitation on the Company’s ability to make investments in foreign subsidiaries or joint ventures such that, if the book value of all such investments since September 27, 2012 is above 20% of the total book value of the assets of the Company and its subsidiaries on a pro forma basis, the Company will not be able to make such investment;

•	adds a restricted payments covenant that restricts the Company’s ability to pay dividends and make equity repurchases, subject to certain exceptions, including an exception allowing such restricted payments if before and immediately after giving effect to such restricted payment, the Pro Forma Debt Service Coverage Ratio (as defined in the Amendment) is at least 1.50 to 1.00;

•	requires that, if the consolidated cash balance of the Company and its subsidiaries, subject to certain exclusions, is more than $100 million at the end of the day on which a borrowing is made, the Company can only use the proceeds from such borrowing to fund acquisitions, capital expenditures and the repurchase of indebtedness, and if such proceeds are not used in such manner within three business days, the Company must repay such unused proceeds on the fourth business day following such borrowing; and

•	amends the interest rates applicable to borrowings under the Credit Agreement such that the borrowings will bear interest (i) until September 27, 2017 at either the Eurodollar Rate (as defined in the Amendment) plus a margin ranging from 2.75% to 3.25% or at the Base Rate (as defined in the Amendment) plus a margin ranging from 1.75% to 2.25%, in each case based on the Company’s debt to capitalization ratio, and (ii) on and after September 27, 2017 at either the Eurodollar Rate plus a margin ranging from 3.25% to 3.75% or at the Base Rate plus a margin ranging from 2.25% to 2.75%, in each case based on the Company’s excess availability under the credit facility.

The Amendment requires, as a condition precedent, that the Company repays the entire outstanding principal amount of (i) the term loan facility that currently exists under the Credit Agreement and (ii) the Term Loan Agreement, dated as of March 18, 2015, among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, N.A. as administrative agent (the “Term Loan Agreement”).

The above description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 1.02	Termination of a Material Agreement.

In connection with the entering into the Amendment described in Item 1.01, the Company terminated the Term Loan Agreement and all documents and agreements contemplated by and relating to the Term Loan Agreement. The termination of the Term Loan Agreement was a condition precedent to entering into the Amendment. There were no termination penalties incurred by the Company in connection with the termination of the Term Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 relating to the Amendment is incorporated by reference into this Item 2.03.

Item 3.03	Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 relating to the restriction on dividends on the Company’s common stock contained in the Amendment is also responsive to this Item 3.03 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION
10.1	Amendment No. 2 to Credit Agreement, dated as of July 8, 2016, by and among the Company, certain subsidiaries of the Company party thereto, Wells Fargo Bank, N.A., as administrative agent, issuer of letters of credit and swing line lender and the other lenders party thereto.

99.1	Press Release, dated as of July 12, 2016, relating to Amendment No. 2 to the Company’s Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2016

Patterson-UTI Energy, Inc.

By:	/s/ John E. Vollmer III
Name:	John E. Vollmer III
Title:	Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1	Amendment No. 2 to Credit Agreement, dated as of July 8, 2016, by and among the Company, certain subsidiaries of the Company party thereto, Wells Fargo Bank, N.A., as administrative agent, issuer of letters of credit and swing line lender and the other lenders party thereto.

99.1	Press Release, dated as of July 12, 2016, relating to Amendment No. 2 to the Company’s Credit Agreement.